Exhibit 99.2

(CMC - Page 1)

News Release

COMMERCIAL METALS COMPANY ANNOUNCES PROMOTION OF SMITH TO PRESIDENT AND CHIEF OPERATING OFFICER

Irving, TX – November 29, 2016 – Commercial Metals Company (NYSE: CMC) today announced that its Board of Directors has promoted Barbara R. Smith to the position of President and Chief Operating Officer, which promotion will be effective as of the Company’s annual meeting of stockholders on January 11, 2017. Ms. Smith has been the Company’s Chief Operating Officer since January 2016; she will continue to report to Joe Alvarado who will remain the Chairman and Chief Executive Officer of the Company. In this new position, Ms. Smith will have the responsibility for all operational departments of the Company, both domestically and internationally. Ms. Smith will continue to maintain her office at the Company’s headquarters in Irving, Texas.

Joe Alvarado, the Company’s President, CEO and Chairman, stated, “We have every confidence in Barbara as she takes on the role and responsibilities of President, and her promotion is part of the Company’s long-term succession plan. Barbara has held many leadership roles in the steel industry during her career, and her leadership has been excellent during her tenure as our Senior Vice President and Chief Financial Officer since joining the Company in May 2011 and most recently as Chief Operating Officer.”

In congratulating Ms. Smith, Joe Alvarado, further stated, “I am pleased to transition the role of President of the Company to Barbara. She has brought about many positive changes since joining CMC. She is a true leader, and this larger role shows that Barbara has earned the full confidence of the Board and management.”

Ms. Smith is a seasoned global business leader with significant experience across a range of manufacturing companies in metals and metals related industries. She joined the Company in May 2011 as Senior Vice President and Chief Financial Officer and has served as such until her promotion to Chief Operating Officer in January 2016. Prior to joining the Company, Ms. Smith served as Vice President and Chief Financial Officer of Gerdau Ameristeel Corporation, a mini-mill steel producer. Her experience also includes more than 20 years with Alcoa in various leadership roles across a variety of Alcoa’s businesses.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Media Contact:

Susan Gerber

214.689.4300